Exhibit 99.5

June 10, 2022

Nano Labs Ltd

30th Floor, Dikaiyinzuo

No. 29, East Jiefang Road,

Hangzhou, Zhejiang

People’s Republic of China

Ladies and Gentlemen,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Nano Labs Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Li Zhang
Name: Li Zhang